Exhibit (a)(1)(C)

ELECTION FORM

I have received the Offer to Exchange dated March 19, 2007, this Election Form, the form of Restricted Stock Unit Agreement (such form or an agreement with substantially similar terms being referred to herein as the “Agreement”) and the 2005 Equity Incentive Plan (the “2005 Plan”).

By completing, signing and delivering this Election Form, I hereby elect to exchange the following option grants to purchase Photon Dynamics stock that I currently hold:

☐	I want to exchange all of my eligible option grants listed on my individual Statement of Options

☐	I want to exchange only the following eligible option grants:

		Exercise Price	Number of Outstanding Stock
Grant Number	Grant Date	(USD)	Options

I understand that if I elect to exchange any particular option grant, I must exchange that option grant in its entirety. For each eligible option grant I have elected to exchange, Photon Dynamics has informed me that I will receive, upon the terms and subject to the conditions in the Offer to Exchange and this Election Form (which together constitute the “offer”), a smaller number of Photon Dynamics restricted stock units based on the 3-to-1 exchange ratio described in the Offer to Exchange. I understand that if I have not properly indicated my acceptance above or otherwise not properly completed this Election Form, Photon Dynamics will be entitled, in its sole discretion, either to (a) request that I return a new Election Form indicating my election or (b) interpret my Election Form to be an election to exchange all option grants listed in the table for which I have not checked “Decline.”

I hereby give up all ownership interest in the options that I elect to exchange, and I have been informed that they will become null and void on the date Photon Dynamics accepts my options for exchange. I agree that I will have no further right or entitlement to purchase shares of Photon Dynamics’ common stock under the eligible options accepted by Photon Dynamics for exchange or have any other rights or entitlements under such options. I acknowledge that this election is entirely voluntary.

I acknowledge that upon the occurrence of any of the conditions set forth in Section 7 of the Offer to Exchange, Photon Dynamics may terminate or amend the offer and postpone its acceptance and cancellation of any eligible options I elect for exchange. I acknowledge that the restricted stock units will be subject to the terms and conditions set forth in the 2005 Plan and the Agreement, which will constitute an agreement between Photon Dynamics and me. I have reviewed the form of Agreement filed as exhibit to the Schedule TO. Photon Dynamics will send me a final Agreement (with all the blanks filled in) after the grant date. I further acknowledge that if I do not remain an eligible employee, I will not receive any restricted stock units or any other consideration for the options that I elect to exchange and that are accepted for exchange pursuant to the offer.

Employee Signature

Employee Name Printed

Daytime Telephone Number

Date and Time

Photon Dynamics Office in Which Employed

Email Address

INSTRUCTIONS FOR ELECTION FORM AND AGREEMENTS
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery of Election Form.  Photon Dynamics, Inc. must receive your properly completed, signed and dated Election Form before the offer expires, which is currently scheduled for 9:00 p.m., U.S. Pacific Time, on April 16, 2007. Any Election Form received after that time will not be accepted. Delivery must be by one of the following methods:

Via electronic delivery:	Scan and email it to RSUACCEPT@photondynamics.com

Via facsimile:	Photon Dynamics, Inc., Attn. RSU Acceptance +1 (408) 360-3559

Via mail, courier or hand delivery:	Attn: Option Exchange c/o Carl C. Straub Jr. Photon Dynamics, Inc. 5970 Optical Court San Jose, CA 95138-1400 USA

You may confirm that your documents have been received by calling Elaine Gonzales at +1 (408) 360-3150 or by sending an email to RSUCONFIRM@photondynamics.com. Photon Dynamic intends to confirm receipt of your Election Form within three business days of its arrival. If you do not receive confirmation of our receipt, it is your responsibility to ensure that we have properly received your election.

The method of delivery of any document is at your election and risk. If you choose to submit an Election Form, your election will be effective upon receipt. If hand delivery is not feasible, we recommend that you send it via electronic delivery or facsimile, and then follow up with a telephone call or email to confirm receipt by the deadline. If delivery is by mail, we recommend that you use registered mail with return receipt requested and properly insure your package. In all cases, you should allow sufficient time to ensure timely delivery.

Photon Dynamics will not accept any alternative, conditional or contingent offers to exchange options. All eligible employees electing to exchange options, by execution of the Election Form, waive any right to receive any notice of the acceptance of their election to exchange, except as provided for in the Offer to Exchange.

2. Withdrawal of Election.  Elections to exchange made pursuant to the offer may be withdrawn at any time prior to the expiration of the offer. To withdraw your tendered options, you must deliver a Notice of Withdrawal with the required information while you still have the right to withdraw the election. Withdrawal elections may not be rescinded and any eligible options withdrawn from the offer will thereafter be deemed not properly tendered for purposes of the offer. To re-elect to exchange options that you have withdrawn, you must again follow the procedures described in these Instructions to deliver a new Election Form prior to the expiration of the offer. In addition, although Photon Dynamics currently intends to accept your validly tendered options promptly after the expiration of the offer, unless Photon Dynamics accepts and cancels your tendered eligible options before 9:00 p.m., U.S. Pacific Time, on May 14, 2007, you may withdraw your tendered options at any time after that date and until your tendered options have been accepted.

3. Requests for Assistance or Additional Copies.  If you have any questions or need assistance, or would like to request additional copies of the Offer to Exchange or this Election Form, please telephone Elaine Gonzales at +1 (408) 360-3150 or send an email to RSUEXCHANGE@photondynamics.com. All copies will be furnished promptly at Photon Dynamics’ expense. You may also contact Photon Dynamics by fax or through regular mail using the contact information listed above. You may also use the above contact information to overnight courier or hand deliver your correspondence to Photon Dynamics.

4. Irregularities.  All questions as to the number of shares subject to options to be accepted for exchange and the number of restricted stock units to be granted, and any questions as to form of documents and the validity (including eligibility and time of receipt), form and acceptance of any options elected to be exchanged will be determined by Photon Dynamics in its sole discretion, which determinations shall be final and binding on all interested persons. Photon Dynamics reserves the right to reject any or all elections to exchange options that Photon

Dynamics determines not to be in appropriate form or the acceptance of which may, in the opinion of Photon Dynamics’ counsel, be unlawful. Photon Dynamics also reserves the right to waive any of the conditions of the offer and any defect or irregularity in any election to exchange options, and Photon Dynamics’ interpretation of the terms of the offer (including these instructions) will be final and binding on all parties. No election to exchange options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with an election to exchange options must be cured within such time as Photon Dynamics shall determine. Neither Photon Dynamics nor any other person is or will be obligated to give notice of any defects or irregularities in the election to exchange options, and no person will incur any liability for failure to give any such notice.

5. Additional Documents to Read.  You should read the Offer to Exchange, this Election Form, the 2005 Plan and the form of Agreement before deciding to participate in the offer.

6. Important Tax Information.  You should consult your own tax advisor and refer to Section 14 of the Offer to Exchange, which contains important U.S. federal income tax information. If you live or work outside the United States, or are otherwise subject to a tax liability in a foreign jurisdiction, you should refer to Section 15 of, and Appendix B to, the Offer to Exchange for a discussion of the tax consequences which may apply to you and consult your own tax advisor.

7. Data Privacy.  By accepting the offer, you explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, Photon Dynamics and/or any affiliate for the exclusive purpose of implementing, administering and managing your participation in the offer.

You have been advised that your employer, Photon Dynamics and/or any affiliate may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing Photon Dynamics stock and other employee benefit plans and this offer (“Data”). You have been advised that Data may be transferred to any third parties assisting in the implementation, administration and management of the offer, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than in your country. You have been advised that you may request a list with names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Photon Dynamics’ stock and other employee benefit plans and this offer. You have been advised that Data will be held only as long as is necessary to implement, administer and manage your participation in the stock and other employee benefit plans and this offer. You have been advised that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or if you are a resident of certain countries, refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You have been advised that refusing or withdrawing your consent may affect your ability to participate in this offer.

8. Acknowledgement and Waiver.  By accepting this offer, you acknowledge that: (i) the offer is established voluntarily by Photon Dynamics, it is discretionary in nature and it may be extended, modified, suspended or terminated by Photon Dynamics at any time, as provided in the offer; (ii) the grant of restricted stock units is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units or options, or benefits in lieu of restricted stock units or options, even if restricted stock units or options have been granted repeatedly in the past; (iii) all decisions with respect to future grants under any Photon Dynamics stock plan, if any, will be at the sole discretion of Photon Dynamics; (iv) your acceptance of the offer will not create a right to employment or be interpreted to form an employment agreement with Photon Dynamics, its subsidiaries or its affiliates and will not interfere with the ability of your current employer, if applicable, to terminate your employment relationship at any time with or without cause; (v) your acceptance of the offer is voluntary; (vi) the future value of Photon Dynamics’ shares is uncertain and cannot be predicted with certainty; (vii) the offer, the exchanged options and the restricted stock units are outside the scope of your employment contract, if any, and are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (viii) if you accept the offer and receive an award of restricted stock units and obtain shares of Photon Dynamics common stock pursuant to such award, the value of the shares acquired may increase or decrease in value; (ix) you have been advised the risks associated with your participation in the offer as described in “Certain Risks of Participating in the Offer” contained in the Offer to Exchange; and (x) no claim or entitlement to compensation or damages arises from diminution in value of any restricted stock units or shares acquired pursuant to the restricted stock units you may receive as a result of participating in the offer and you irrevocably release Photon Dynamics and its subsidiaries and affiliates from any such claim that may arise.

9. Electronic Delivery of Documents.  Any document relating to participation in the offer or any notice required or permitted by the Offer to Exchange, this Election Form or a Notice of Withdrawal shall be given in writing and shall be deemed effectively given only upon receipt by Photon Dynamics. The Offer to Exchange, this Election Form, a Notice of Withdrawal, an Individual Statement of Options, the Agreement, the 2005 Plan and any other communications to option holders in connection with the offer (collectively, the “documents”) may be delivered to you electronically. In addition, you may deliver electronically to Photon Dynamics this Election Form or a Notice of Withdrawal. Such means of electronic delivery may include, but do not necessarily include, the delivery of the document via email or such other means of electronic delivery specified by Photon Dynamics. By executing this Election Form, you acknowledge that you have read this Instruction and consent to the electronic delivery of the documents. You acknowledge that you may receive from Photon Dynamics a paper copy of any documents delivered electronically at no cost to you by contacting Photon Dynamics by telephone or in writing using the contact information set forth in the Offer to Exchange. You further acknowledge that you will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, you have been advised that you must provide Photon Dynamics or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. You may revoke your consent to the electronic delivery of documents described in this Instruction or may change the electronic mail address to which such documents are to be delivered (if you have provided an electronic mail address) at any time by notifying Photon Dynamics of such revoked consent or revised email address by telephone, postal service or electronic mail. Finally, you have been advised that you are not required to consent to electronic delivery of documents described in this Instruction.

10. Governing Law and Documents.  The Election Form is governed by, and subject to, United States federal and California state law (without regard to such state’s conflict of law rules), as well as the terms and conditions set forth in the Offer to Exchange. For purposes of litigating any dispute that arises under the Election Form, the parties hereby submit to and consent to the exclusive jurisdiction of California and agree that such litigation shall be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, where this offer is made and/or to be performed.

4